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                                                                     EXHIBIT 21


                                SUBSIDIARIES OF
                             THE CLOTHESTIME, INC.

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

             Name                             State of Incorporation
             ----                             ----------------------
1.      MRJ Industries                                  Delaware
2.      Clothestime Acquisition Corporation             Delaware
3.      Clothestime Insurance Company                   Vermont
4.      Clothestime International, Inc.                 Delaware
5.      Clothestime Investment, Inc.                    Delaware
6.      Clothestime Stores, Inc.                        Delaware
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